Exhibit 99.2

Summary of Vectren North Settlement Agreement Filed with Indiana Utility Regulatory Commission

Vectren Energy Delivery of Indiana - North (Vectren North), a utility subsidiary of Vectren Corporation (NYSE: VVC), has reached a settlement agreement with the Indiana Office of Utility Consumer Counselor (OUCC) regarding the proposed changes to the base rates for its gas distribution business that covers nearly two-thirds of Indiana.  The settlement agreement was filed today with the Indiana Utility Regulatory Commission (IURC) and completes a collaborative effort between Vectren North and the OUCC.

Vectren North filed a petition with the IURC on May 18, 2007 requesting a $41.1 million increase in its base gas rates.  The settlement agreement includes a $16.9 million base rate increase and provides for the recovery of certain additional costs totaling $10.6 million through existing cost recovery mechanisms instead of through base rates.  The settlement also provides for an allowed return on equity (ROE) of 10.2%, with an overall rate of return of 7.80% on a rate base of $796.7 million.

As a comparison of the filed position of the company in the case to the settlement outcome, summarized here is a reconciliation of the settlement result:
         millions
Settlement amount of base rate revenue increase                                                                             $16.9
Costs removed from base rates to be recovered through existing trackers                                            10.6
Effect of Settlement on a basis comparable to filed position                                                                  $27.5

If the settlement is approved, Vectren North will have in place for its gas territory:
o	weather normalization,
o	conservation/decoupling recovery,
o	tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and
o	tracking of pipeline integrity expense

Further, additional dollars spent on a new, multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.  The accounting for this investment that was agreed to allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates.  To qualify for this treatment, the annual expenditures are limited to $20.0 million and the treatment can not extend beyond four years per project.  The deferral of depreciation mitigates the impact of attrition and the accrual of AFUDC generally offsets the cost of financing, while providing the potential for some earnings growth.

The settlement ROE of 10.2% recognizes these various regulatory mechanisms.

A hearing on the settlement before the IURC will be held December 13, 2007.